Exhibit 10.3

SHARE PURCHASE AGREEMENT

This Agreement is made as of the 15th day of November, 2007.

BETWEEN:

SIMPLEX SOLUTIONS INC., a corporation incorporated under the laws of the province of Ontario

(hereinafter referred to as the “Vendor”)

-and-

CAPITAL MARKETS TECHNOLOGIES INC., a corporation incorporated under the laws of Florida

(hereinafter referred to as the “Purchaser”)

WHEREAS the Vendor is the parent company of Simplex Consulting Limited, a United Kingdom company (“SCL”);

AND WHEREAS the Purchaser is willing to purchase from the Vendor, and the Vendor is willing to sell to the Purchaser all of the issued and outstanding share capital of SCL (the “Shares”) on the terms and conditions contained in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree with each other as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

(a)	“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

(b)	“Agreement” means this Agreement, including the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement as a whole and not to any particular Section of this Agreement.

(c)	“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

(d)	“Business Day” means any day except Saturday, Sunday, a statutory holiday in the Province of Ontario or any other day on which banks are generally not open for business in the City of Toronto, Ontario.

(e)	“Closing” means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement.

(f)	“Closing Date” means the date that is 10 days following the satisfaction or waiver of all conditions to Closing as set out herein, or on such earlier or later date as may be agreed upon in writing by the parties.

(g)	“Closing Times” means the time of closing on the Closing Date provided for in Section 3.1.

(h)	“Consents” means all consents and approvals required to be obtained by the Purchaser and/or Vendor in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

(i)	“Debt Satisfaction Shares” shall have the meaning ascribed thereto in Section 2.3(1).

(j)	“Event of Default” shall have the meaning ascribed thereto in Section 2.3(5)(c).

(k)	“Governmental Authority” means:

(i)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(ii)	any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(iii)	any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar actions; and

(iv)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

(l)	“Indemnified Party” means a Person whom the Vendor or the Purchaser, as the case may be, has agreed to indemnify under Article 6.

(m)	“Independent Canadian Accountant” has the meaning ascribed thereto in Section 2.3(4)(b).

(n)	“Independent UK Accountant” has the meaning ascribed thereto in Section 2.3(3)(b).

(o)	“Interim Period” means the period from the date of this Agreement to the Closing Time.

(p)	“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

(q)	“Ordinary Course of Business” means an action taken by a Person only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

(r)	“Party” means a party to this Agreement and any reference to a party includes its successors and permitted assigns; and “Parties” means every party.

(s)	“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, and the successors, assigns, executors, heirs, administrators or other legal representatives of an individual in such capacity.

(t)	“Prime Rate” means the prime rate of interest per annum quoted by the CIBC from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which CIBC refers to as its “prime rate”, as such rate may be changed from time to time.

(u)	“Purchaser Shares” has the meaning ascribed thereto in Section 2.2(a).

(v)	“Regulatory Approvals” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Person pursuant to Applicable Law in connection with the sale of the Shares to the Purchaser and/or the issuance of the Purchaser Shares to the Vendor on the terms contemplated in this Agreement, which is necessary to permit the Parties to perform their obligations under this Agreement.

(w)	“SCL Debt” means for SCL an amount equal to all indebtedness (including interest thereon) for borrowed money in relation to third party loans made to SCL, for which SCL is liable and for which SCL would account for the same as a liability on its balance sheet as at the Closing Date, provided such debt was incurred to further the business of SCL and any debt incurred by SCL on and after the date of this Agreement shall be subject to the approval of the board of directors of the Vendor as a pre-condition to being included in the SCL Debt amount and SCL Debt shall also include any loan of funds or fund advances made by SCL to the Vendor, less any amount of loan of funds or fund advances made by the Vendor to SCL. For greater clarity, “SCL Debt” shall not include any obligations under operating leases, trade payable, or accrued expenses arising in the Ordinary Course of Business of SCL.

(x)	“SCL Debt Statement” shall have the meaning ascribed thereto in Section 2.3(4).

(y)	“SCL Line of Credit” shall have the meaning ascribed thereto in Section 2.3(2)(d).

(z)	“Simplex Debt” means for the Vendor all indebtedness (including interest and prepayment penalties thereon) for borrowed money, including loans, deferred consideration, debts, bank overdrafts, any liabilities under acceptances, monies due under capitalized leases or financial leases (but excluding operating leases), or for the deferred purchase price of property or services for which the Vendor is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or in respect of which the Vendor otherwise assures a creditor against loss, including but not limited to bank debt, bank fees, shareholder debt and vendor debt and including any obligations under operating leases, trade payables, or accrued expenses up to and including the Closing Date and any expenses in relation to the transactions as set out in this Agreement incurred by the Vendor whether incurred before or after the Closing Date.

(aa)	“Simplex Debt Statement” shall have the meaning ascribed thereto in Section 2.3(3).

(bb)	“Shares” means the issued and outstanding shares in the capital of SCL.

1.2 Business Days. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.3 Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement all dollar amounts referred to in this Agreement are stated in Canadian Dollars.

1.5 Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Toronto time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Toronto time on the next succeeding Business Day.

1.6 Tender. Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian bank listed in Schedule 1 to the Bank Act (Canada).

1.7 Additional Rules of Interpretation.

(1) Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2) Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3) Section References. Unless the context requires otherwise, references in this Agreement to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of this Agreement.

(4) Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5) References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6) Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding.

(7) Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

1.8 Schedules and Exhibits. The following are the Schedules and Exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

EXHIBITS

A	Share Transfer Form

B	Vendor’s Bring–Down Certificate
C	Puchaser’s Bring–Down Certificate

SCHEDULES

5.l(i)	Vendor Consents
5.l(k)	Vendor Regulatory Approvals
5.2(f)	Purchaser Consents
5.2(g)	Purchaser Regulatory Approvals

ARTICLE 2

PURCHASE OF SHARES

2.1 Agreement to Purchase and Sell. At the Closing Time subject to the terms and conditions of this Agreement, the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Shares.

2.2 Payment of Purchase Price. The purchase price payable by the Purchaser to the Vendor for the Shares shall be paid and satisfied by the Purchaser delivering at the Closing 5,O00,000 shares of [common stock] in the capital of the Purchaser issued out of the Purchaser’s treasury (the “Purchaser Shares”).

2.3 SCL and Simplex Debt.

(1) Debt Satisfaction Shares. The Vendor agrees that 1 million of the Purchaser Shares (the “Debt Satisfaction Shares”) shall be used to pay off the SCL Debt and Simplex Debt following the Closing Date. On the Closing Date, the Vendor shall deposit the Debt Satisfaction Shares into a brokerage account that is under the control of a three person committee (the “Debt Satisfaction Committee”).

(2) Debt Satisfaction Committee. The Debt Satisfaction Committee shall be comprised of three members, two of which shall be appointed by the Vendor and one of which shall be appointed by the Purchaser, and the initial members of the Debt Satisfaction Committee shall be the following:

Andy Ecclestone	- Vendor Appointee
Gary Jessop	- Vendor Appointee Jack
Bouroudjian	- Purchaser Appointee

A vacancy among the members of the Debt Satisfaction Committee shall be filled by the Party whose appointee has ceased to be a member of the committee. A Party may at any time remove the person or persons nominated by it and fill the vacancy created by the removal of its appointee. The Debt Satisfaction Committee shall be disbanded in the event that the SCL Line of Credit is terminated for any reason and immediately prior to such disbandment, the Debt Satisfaction Committee shall deliver or cause to be delivered to the Vendor any Debt Satisfaction Shares or any proceeds from the sale thereof that remain under its control, including amounts to be paid back pursuant to the termination or repayment of the SCL Line of Credit.

The Debt Satisfaction Committee shall have complete authority to sell the Debt Satisfaction Shares in such amount, at such prices and at such times as it determines in the committees sole discretion. The net proceeds derived from the sale of the Debt Satisfaction Shares shall be used in the following order of priority:

(a)	first, to pay any expenses of the Debt Satisfaction Committee;

(b)	second, to pay off the SCL Debt;

(c)	third, to pay off the Simplex Debt; and

(d)	If there is any amount outstanding following the payment of the amounts set out in (a), (b) and (c) above, the balance (excluding any amounts required to satisfy any expenses of the Debt Satisfaction Committee as from time to time incurred) shall be made available to SCL on a revolving loan facility by the Vendor (“SCL Line of Credit”) in accordance to the provisions set out in Section 2.3(5) hereof.

Decisions made by the Debt Satisfaction Committee shall be final and shall be on the unanimous agreement of the members of the committee.

(3) SCL Debt Statement.

(1) SCL Debt Statement. On a date that is at least five (5) Business Days prior to the Closing Date; the Vendor shall deliver to the Purchaser a draft of the list of debts comprising the SCL Debt as at the Closing Date (the “SCL Debt Statement”). If the Purchaser does not give the Vendor a notice that it objects to the SCL Debt as provided in the SCL Debt Statement, on or before two (2) Business Days prior to the Closing Date, the Purchaser shall be deemed to have accepted the SCL Debt Statement and the calculation of the amount of the SCL Debt as set out therein which shall be final and binding on the Parties for the purpose of this Agreement.

(2) Dispute. If the Purchaser objects to any matter in the SCL Debt Statement or the amount of the SCL Debt as set out therein, the Purchaser shall give notice to the Vendor no later than two (2) Business Days prior to the Closing Date. Any notice given by the Purchaser shall set forth in detail the particulars of such objection. The Parties shall then use reasonable efforts to resolve such objection for a period of 30 days following the giving of such notice. If the matter is not resolved by the end of such 30 day period, then the dispute with respect to such objection shall be submitted by the Parties to a chartered accountant associated with an accounting firm of recognized national standing in the United Kingdom, which is independent of the Parties (the “Independent UK Accountant”). If the Parties are unable to agree on the Independent UK Accountant within a further 10 day period, either Party may apply under the Arbitration Act, 1991 (Ontario) to have a court appoint the Independent UK Accountant. The Independent UK Accountant shall, as promptly as practicable (but in any event within 45 days following its appointment), make a determination of the SCL Debt Statement, based solely on written submissions of the Parties given by them to the Independent UK Accountant. The submissions of each Party shall be disclosed to the other Party and each other Party shall be afforded a reasonable opportunity to respond thereto. The decision of the Independent UK Accountant as to the SCL Debt Statement and the SCL Debt amount as stated therein shall be final and binding upon the Parties and shall constitute the SCL Debt for purposes of this Agreement. The Purchaser shall pay the fees and expenses of the Independent UK Accountant with respect to the resolution of the dispute.

(4) Simplex Debt Statement.

(1) Simplex Debt Statement. On a date that is at least five (5) Business Days prior to the Closing Date, the Vendor shall deliver to the Purchaser a draft of the list of debts comprising the Simplex Debt as at the Closing Date (the “Simplex Debt Statement”). If the Purchaser does not give the Vendor a notice that it objects to the Simplex Debt as provided in the Simplex Debt Statement, on or before two (2) Business Days prior to the Closing Date, the Purchaser shall be deemed to have accepted the Simplex Debt Statement and the calculation of the amount of the Simplex Debt as set out therein which shall be final and binding on the Parties for the purpose of this Agreement.

(2) Dispute. If the Purchaser objects to any matter in the Simplex Debt Statement or the amount of the Simplex Debt as set out therein, the Purchaser shall give notice to the Vendor no later than two (2) Business Days prior to the Closing Date. Any notice given by the Purchaser shall set forth in detail the particulars of such objection. The Parties shall then use reasonable efforts to resolve such objection for a period of 30 days following the giving of such notice. If the matter is not resolved by the end of such 30 day period, then the dispute with respect to such objection shall be submitted by the Parties to a chartered accountant associated with an accounting firm of recognized national standing in Canada, which is independent of the Parties (the “Independent Canadian Accountant”). If the Parties are unable to agree on the Independent Canadian Accountant within a further 10 day period, either Party may apply under the Arbitration Act, 1991 (Ontario) to have a court appoint the Independent Canadian Accountant. The Independent Canadian Accountant shall, as promptly as practicable (but in any event within 45 days following its appointment), make a determination of the Simplex Debt Statement, based solely on written submissions of the Parties given by them to the Independent Canadian Accountant. The submissions of each Party shall be disclosed to the other Party and each other Party shall be afforded a reasonable opportunity to respond thereto. The decision of the Independent Canadian Accountant as to the Simplex Debt Statement and the Simplex Debt amount as stated therein shall be final and binding upon the Parties and shall constitute the Simplex Debt for purposes of this Agreement. The Purchaser shall pay the fees and expenses of the Independent Canadian Accountant with respect to the resolution of the dispute.

(5) SCL Line of Credit. In the event that there remains any of the Debt Satisfaction Shares and/or funds from the sale of the Debt Satisfaction Shares following the payment of the SCL Debt and the Simplex Debt, such shares and/or amount shall be available for the SCL Line of Credit on such terms as determined by the Debt Satisfaction Committee, and agreed to by the Vendor, which shall include at least the following terms.

(a)	SCL shall be required to enter into a written loan agreement in favour of the Vendor for the SCL Line of Credit.

(b)	SCL to pay interest at the Prime Rate plus 3% p.a., payable monthly by SCL to the Vendor, on any amounts outstanding under the SCL Line of Credit.

(c)	SCL shall be required to immediately repay any amounts outstanding under the SCL Line of Credit, including any accrued and unpaid interest thereon, on the following basis (an “Event of Default”): (a) if SCL neglects to pay any interest on the SCL Line of Credit within 30 days of the due date for such amount; (b) SCL ceases to carry on business; (c) SCL ceases to pay its debts as they become due; (d) SCL makes an assignment for the benefit of creditors or a proposal under the Bankruptcy and Insolvency Act (Canada) (or its United Kingdom equivalent) or if a receiving order is made against SCL, or if any person takes possession of any asset or shares of SCL, or if an execution or any similar process is levied or enforced upon or against the assets of SCL and remains unsatisfied for a period of 30 days; or (e) if there is a change of control of SCL and/or SCL is merged, amalgamated or acquired by another person other than the Purchaser (including if a substantial portion of the assets or undertaking of SCL is sold to a third party).

(d)	The SCL Line of Credit shall terminate in the event that any Event of Default shall occur and on such termination all amounts in relation to the SCL Line of Credit and any Debt Satisfaction Shares that may then remain outstanding shall be paid over to the Vendor for its sole and exclusive use.

(6) Dispute Not Settled. Until such time as the Purchaser shall have accepted both of the SCL Debt Statement and Simplex Debt Statement, the Debt Satisfaction Committee shall not use any of the proceeds from the sale of the Debt Satisfaction Shares to pay any of the SCL Debt and Simplex Debts but shall be free to use such proceeds to pay any expenses of the Debt Satisfaction Committee and its members incurred to carry out their duties under this Agreement.

(7) Acknowledgement. The Parties acknowledge and agree that notwithstanding the above, SCL shall remain responsible for the payments of the SCL Debt and following the Closing Date, the Vendor’s responsibility for such debt shall be restricted to placing the Debt Satisfaction Shares under the control of the Debt Satisfaction Committee to be dealt with in the manner as set out above. The Parties also acknowledge that the Vendor shall be free to deal with the remaining Purchaser Shares as it sees fit without any requirement to account to SCL and/or the Purchaser for such use.

ARTICLE 3

CLOSING ARRANGEMENTS

3.1 Closing. The Closing shall take place at 3:00 pm (the “Closing Time”) on the Closing Date at the offices of Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2800, Commerce Court West, Toronto Ontario, or at such other time or place as may be agreed upon orally or in writing by the parties to this Agreement.

3.2 Vendor’s Closing Deliveries. At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser against delivery by the Purchaser of the items listed in Section 3.3 below, the following:

(a)	the certificate or certificates representing the Shares, duly endorsed in blank for transfer;

(b)	a transfer of the Shares in the form of Exhibit A, duly executed by the Vendor;

(c)	a certificate of the Vendor dated as of the Closing Date, in the form attached as Exhibit B;

(d)	a certified copy of a resolution of the board of directors of SCL authorizing the transfer of the Shares from the Vendor to the Purchaser;

(e)	a certified copy of a resolution of the shareholders of the Vendor authorizing the transfer of the Shares from the Vendor to the Purchaser;

(f)	evidence in a form satisfactory to the Purchaser, acting reasonably, that the Consents and Regulatory Approvals required to be obtained in regards to the sale of the Shares to the Purchaser have been obtained; and

(g)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement.

3.3 The Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor, against delivery by the Vendor of the items listed in Section 3.2 above, the following:

(a)	the certificate or certificates representing the Purchaser Shares registered in the name of the Vendor or as the Vendor may otherwise direct in writing;

(b)	a certificate of the Vendor dated as of the Closing Date, in the form attached as Exhibit B;

(c)	a certified copy of the board of directors of the Purchaser authorizing the issuance of shares to the Vendor;

(d)	evidence in a form satisfactory to the Vendor, acting reasonably, that the Consents and Regulatory Approvals required to be obtained in regards to the issuance of the Purchaser Shares to the Vendor have been obtained; and

(e)	all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement.

ARTICLE 4

CONDITIONS OF CLOSING

4.1 The Purchaser’s Conditions. The Purchaser shall not be obliged to complete the purchase and sale of the Shares pursuant to this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Purchaser. The Vendor shall take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the conditions set out in Section 4.1 are fulfilled at or before the Closing Time:

(a) Representations, Warranties, and Covenants. The representations, warranties, and covenants of the Vendor in Section 5.1 shall be true and correct at the Closing Time.

(b) Vendor’s Compliance. The Vendor shall have performed and complied with, or caused to be performed or complied with, all of the terms and conditions in this Agreement on his part to be performed or complied with at or before Closing and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing all the documents contemplated in Section 3.2 or elsewhere in this Agreement.

(c) Good Title. The Vendor shall have good and marketable title to the Shares, free and clear of any and all Liens of any kind and nature whatsoever.

(d) Consents. All the Consents required in regards to the sale of the Shares to the Purchaser shall have been obtained to the satisfaction of the Purchaser,

(e) Regulatory Approvals of Vendor. All of the Regulatory Approvals in regards to the sale of the Shares to the Purchaser required by the Vendor shall have been obtained.

4.2 Condition not Fulfilled. If any condition in Section 4.1 has not been fulfilled at or before the Closing Time or if any condition is or becomes impossible to satisfy, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

(a)	terminate this Agreement by notice to the Vendor, as provided in Section 10.1; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

4.3 Vendor’s Conditions. The Vendor shall not be obliged to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 4.3 has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Vendor. The Purchaser shall take all such actions, steps and proceedings as are reasonably within the Purchaser’s control as may be necessary to ensure that the conditions listed below in this Section 4.3 are fulfilled at or before the Closing Time:

(a) Representations, Warranties, and Covenants. The representations, warranties and covenants of the Purchaser in Section 5.2 shall be true and correct at the Closing Time.

(b) The Purchaser’s Compliance. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Vendor at the Closing Time all the documents contemplated in Section 3.3 or elsewhere in this Agreement.

(c) Consents. All the Consents required in regards to the issuance of the Purchaser Shares to the Vendor shall have been obtained to the satisfaction of the Vendor,

(d) Regulatory Approvals of Vendor. All of the Regulatory Approvals in regards to the issuance of the Purchaser Shares to the Vendor shall have been obtained.

(e) Consents and Approvals. All the Consents and Approvals required shall have been obtained to the satisfaction of the Vendor, including shareholder and regulatory approvals, necessary to complete the transaction.

(f) ONE Signature Financial Corporation. The Vendor shall have completed a transaction with ONE Signature Financial Corporation to acquire its 1% share interest in SCL.

4.4 Condition not Fulfilled. If any condition in Section 4.3 has not been fulfilled at or before the Closing Time or if any condition is or becomes impossible to satisfy, other than as a result of the failure of the Vendor to comply with its obligations under this Agreement, then the Vendor in its sole discretion may, without limiting any rights or remedies available to the Vendor at law or in equity, either:

(a)	terminate this Agreement by notice to the Purchaser, as provided in Section 10.2; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations, Warranties and Covenants of the Vendor. As a material inducement to the Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations, warranties and covenants of the Vendor set out in Section 5.1, the Vendor hereby represents, warrants and covenants to the Purchaser as follows:

(a) Incorporation and Corporate Power of Vendor. The Vendor is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation. The Vendor has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments. The Vendor has the corporate power, authority and capacity to own and dispose of the Shares to the Purchaser. No act or proceeding has been taken or authorized by or against the Vendor by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Vendor or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Vendor and, to the knowledge of the Vendor, no such proceedings have been threatened by any other Person.

(b) Ownership of Shares. The Vendor will at the Closing Time be the only registered and beneficial holder of the Shares with good and marketable title thereto, free and clear of all Liens.

(c) Resident. The Vendor is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

(d) No Options. No Person, other than the Purchaser, has any agreement, option, right or privilege capable of becoming an agreement for the purchase from the Vendor of any of the Shares.

(e) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunction are only available in the discretion of the court from which they are sought.

(f) Authorization. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and, on the Closing Date, will have been duly authorized by all necessary corporate action on the part of the Vendor and its shareholders

(g) Bankruptcy of Vendor. The Vendor has not committed an act of bankruptcy (within the meaning of the Bankruptcy and Insolvency Act (Canada) nor made an assignment in favour of its creditors nor made a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Vendor has not initiated proceedings with respect to a compromise or arrangement with its creditors nor initiated any proceedings for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Vendor or any of the Shares and no execution or distress has been levied upon any of the Shares.

(h) Organization of SCL. SCL is duly incorporated and validly subsisting under the laws of the United Kingdom. SCL is licensed or qualified to do business under the laws of each jurisdiction where each is carrying on its business. SCL has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated.

(i) Total Shares. The Shares represent all of the issued and outstanding share capital of SCL. There are no options, warrants, subscriptions, conversion rights, calls, commitments, plans, agreements or other rights of any kind outstanding which would enable any Person to purchase or otherwise acquire any of the shares or other securities of SCL including, without limitation, any security convertible into or exchangeable or exercisable for shares or other securities of SCL.

(j) Consents. Except as set out in Schedule 5.l(i), no consent or approval of any Person is required in connection with the execution and delivery of this Agreement by the Vendor and the sale of the Shares as contemplated by this Agreement.

(k) Regulatory Approvals. Except as set forth in Schedule 5.l(k), no Regulatory Approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Vendor in connection with the execution and delivery by the Vendor of, and performance by the Vendor of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.

5.2 Representations, Warranties and Covenants of the Purchaser. As a material inducement to the Vendor entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Vendor is entering into this Agreement in reliance upon the representations, warranties and covenants of the Purchaser set out in this Section 5.2, the Purchaser hereby represents, warrants and covenants to the Vendor as follows:

(a) Incorporation and Power. The Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation. The Purchaser has full corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be entered into by it as contemplated herein and to perform its obligation under this Agreement and under all such other agreements and instruments.

(b) Authorization. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been authorized by all necessary corporate action on the part of the Purchaser.

(c) Total Shares. The issued and outstanding share capital of the Purchaser consists of 12,757,617 common shares, and the Purchaser has no outstanding options, warrants or other rights to acquire any of its securities nor has the Purchaser created any stock option or share incentive plan.

(d) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(e) Bankruptcy of the Purchaser. The Purchaser has not committed an act of bankruptcy (within the meaning of the Bankruptcy and Insolvency Act (Canada) or its equivalent in the United States) nor made an assignment in favour of its creditors nor made a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors nor initiated any proceedings for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Purchaser or any of the shares or assets of the Purchaser and no execution or distress has been levied upon any of the shares or assets.

(f) Consents. Except as set out in Schedule 5.2(f), no consent or approval of any Person is required in connection with the execution and delivery of this Agreement by the Purchaser and the issuance of the Purchaser Shares to the Vendor as contemplated by this Agreement.

(g) Regulatory Approvals. Except as set forth in Schedule 5.2(g), no Regulatory Approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Purchaser in connection with the execution and delivery by the Purchaser of, and performance by the Purchaser of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.

(h) Filings. The Purchaser will promptly file all reports required to be filed by it with the Securities Exchange Commission and any other securities commissions under applicable securities legislation in connection with the issuance of the Purchaser Shares to the Vendor.

(i) Listing. The issued and outstanding common shares of the Purchaser are listed and posted for trading on the OTCBB.

(j) No Default. The Purchaser is not in default under any applicable securities legislation, in particular, without limiting the foregoing, the Purchaser is in material compliance with its obligations to make timely disclosure of all material changes relating to it under applicable securities legislation.

(k) Purchaser Shares. The Purchaser Shares to be issued to the Vendor hereunder will at the Closing Time be duly and validly created and issued and will be fully paid and non-assessable, free and clear of all Liens.

(l) No Order. No order, ruling or determination having the effect of suspending the sale or ceasing the trading of the common shares of the Purchaser has been issued or made by the Securities and Exchange Commission or any applicable securities commission or stock exchange or any other regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Purchaser, contemplated or threatened by any such authority or under any Applicable Laws

5.3 Survival of Representations and Warranties.

(a) The representations and warranties of the Vendor contained in this Agreement or contained in any agreement, certificate or other document delivered or given pursuant to or in connection with this Agreement or the transactions provided for herein shall survive the closing of the transactions, and regardless of any investigation by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser for a period of one (1) year from the Closing Date, but there shall be no time limit on the representations and warranties of the Vendor set out in Section 5.1 which relate to the authorization of this Agreement by the Vendor, the enforceability of the Vendor’s obligations under this Agreement or to the title of the Shares, subject to the limitation that the damages able to be recovered by the Purchaser from the Vendor related to any representation or warranty provided for herein which is incorrect, where such incorrect representation or warranty was actually known by the Purchaser prior to the Closing Date, shall be limited to damages caused by facts not actually known to the Purchaser at the Closing Date.

(b) The representations and warranties of the Purchaser contained in this Agreement or contained in any agreement, certificate or document delivered or given pursuant to or in connection with this Agreement or the transactions provided for herein shall survive the closing of the transaction, and regardless of any investigation by or on behalf of the Vendor with respect thereto, shall continue in full force and effect for the benefit of the Vendor for a period of one (1) year from the Closing Date, but there shall be no time limit on the representations and warranties of the Purchaser set out in Section 5.2 which relate to the authorization of this Agreement by the Purchaser; the due issuance of the Purchaser Shares; and the enforceability of the Purchaser’s obligations under this Agreement, subject to the limitation that damages able to be recovered by the Vendor from the Purchaser related to any representation or warranty provided for herein which is incorrect, where such incorrect representation or warranty was known by the Vendor prior to the Closing Date, shall be limited to damages caused by facts not actually known to the Vendor at the Closing Date.

ARTICLE 6

INDEMNIFICATION

6.1 Survival. All provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement, other than the conditions in Article 4 hereof, shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Shares and/or the Purchaser Shares, and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Shares and/or the Purchaser Shares.

6.2 Indemnity by the Vendor. The Vendor shall indemnify and hold the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser’s Affiliates and their respective directors, officers and employees (the “Indemnified Parties”) harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (“Claim”) which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

(a)	any incorrectness in or breach of any applicable representation or warranty of the Vendor contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

(b)	any breach of or any non-fulfilment of any applicable covenant or agreement on the part of the Vendor under this Agreement or under any other agreement, certificate or instrument, executed and delivered pursuant to this Agreement.

6.3 Indemnity by the Purchaser. The Purchaser shall indemnify and hold the Vendor harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of:

(a)	any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

(b)	any breach of or any non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

ARTICLE 7

REGISTRATION RIGHTS

7.1 Registration of Purchaser Shares The Purchaser agrees to prepare, file and keep effective for not less than ninety (90) days a registration statement under the Securities Act of 1933 the Purchaser Shares in the United States on the following basis: (a) 1 million of the shares on or before six months from the Closing Date; (b) an additional 1 million of the shares on or before 12 months following the Closing Date; (c) an additional 1 million of the shares on or before 18 months following the Closing Date; and (d) an additional 1 million of the shares on or before 24 months following the Closing Date. For clarity, the Purchaser Shares referenced above are exclusive of the 1 million Purchaser Shares to be delivered to the Debt Satisfaction Committee on the Closing.

Registrations under this section shall be on such appropriate registration form or prospectus as shall be selected by the Purchaser and as shall be reasonably acceptable to the Vendor and as shall permit the disposition of the Purchaser Shares on the OTCBB or such other public trading market that is acceptable to the Vendor.

7.2 Shareholder Information It shall be a condition precedent to the obligations of the Purchaser to take any action pursuant to this Article 7 that the Vendor shall furnish to the Purchaser such information regarding the Vendor, its Purchaser Shares, and the intended method of disposition thereof as the Purchaser shall reasonably request and as shall be required in connection with the action to be taken by the Purchaser.

7.3 Expenses of Registration All expenses incurred in connection with a registration pursuant to section 7.1, including without limitation all registration and qualification fees, printing and fees and disbursements of counsel for the Purchaser and all account fees shall be borne by the Purchaser.

7.4 Indemnification.

(a)	The Purchaser will indemnify, defend and hold harmless the Vendor and each of its officers, directors, representatives, advisors, controlling persons and affiliates (collectively, the Vendor Indemnified Parties”) with respect to which registration, qualification or compliance has been effected pursuant to this Article 7 against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Purchaser of applicable securities legislation or any rule or regulation thereunder applicable to the Purchaser and relating to action or inaction required of the Purchaser in connection with any such registration, qualification or compliance, and will reimburse the Vendor Indemnified Parties for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action, provided that the Purchaser will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Purchaser by the Vendor to be used for information to be included in the offering document.

(b)	The Vendor will indemnify, defend and hold harmless the Purchaser, each of its directors and controlling persons, and each of its officers who has signed a registration statement effected pursuant to Article 7 hereof with respect to which registration, qualification or compliance has been effected pursuant to this Article 7 against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance if such statement or omission was made in reliance upon and in conformity with written information furnished to the Purchaser by the Vendor and to be used for information to be included in any prospectus, offering circular or other document for the purpose of registering or qualifying the Purchaser Shares, or based on any omission (or alleged omission) to state in such written information required to be furnished to the Purchaser by the Vendor for use in any prospectus, offering circular or other document for the purpose of registering or qualifying the Purchaser Shares a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)	Promptly after receipt by an indemnified party under this section 7.4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party desires, jointly with any other indemnifying party similarly noticed, to assume the defence thereof with counsel mutually satisfactory to the parties. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this section 7.4, but the omission so to notify the indemnifying party will not relieve it of any liability which it may have to any indemnified party otherwise than under this section 7.4.

ARTICLE 8

INTERIM PERIOD

8.1 Confidentiality.

(a)	Each party shall (and shall cause each of its Representatives (as defined below to) hold in strictest confidence and not use in any manner, other than as expressly contemplated by this Agreement, any Confidential Information (as defined below) of the other parties.

(b)	Section 8.1(a) shall not apply to the disclosure of any Confidential Information where such disclosure is required by Applicable Law. In that case, the party required to disclose (or whose Representative is required to disclose) shall, as soon as possible in the circumstances, notify the affected party of the requirement. Upon receiving such notification, the affected party may take any reasonable action to challenge the requirement, and the affected party shall (or shall cause the applicable Representative to), at the expense of the affected party, assist the disclosing party in taking such reasonable action.

(c)	Following the termination of this Agreement, or on request from the disclosing party at any time, each party shall (and shall cause each of its Representatives to) promptly return to the requesting party all copies of any tangible items (other than this Agreement), if any, which are or which contain Confidential Information of the requesting party; provided that if the party so obligated to return Confidential Information or its Representatives have prepared summaries or analyses containing or concerning any Confidential Information, then such party may, instead of returning the summaries or analyses, destroy them and provide a certificate to that effect to the requesting party.

(d)	For the purposes of this Section 8.1:

(i)	“Confidential Information” of a party at any time means all information relating to such party’s business (including business plans, way of doing business, business results and prospects and customer lists), in whatever form communicated or maintained, which,

(A)	at the time is of a confidential nature (whether or not specifically identified as confidential) and is known or should be known by any other party or their respective Representatives as being confidential, and

(B)	has been or is from time to time made known to or is otherwise learned by any other party or any of their respective Representatives, as applicable, as a result of the matters provided for in this Agreement, including the following information:

(C)	the terms of this Agreement; and

(D)	a party’s business records,

but not including any information that at such time:

(E)	has become generally available to the public other than as a result of a disclosure by any other party or any of their respective Representatives, as applicable;

(F)	was available to any other party or their respective Representatives, as applicable, on a non-confidential basis before the date of this Agreement; or

(G)	becomes available to any other party or their respective Representatives, as applicable, on a non-confidential basis from a Person other than the first-mentioned party or any of its Representatives who is not, to the knowledge of such other party or its Representatives, otherwise bound by confidentiality obligations to such first-mentioned party in respect of such information or otherwise prohibited from transmitting the information to the other party or its Representatives; and

(ii)	“Representatives” with respect to any party means its Affiliates and its and their respective directors, officers, employees, agents and other representatives and advisers.

8.2 Risk of Loss. Until the Closing, the Vendor shall cause SCL to maintain in force all the policies of property damage insurance under which any of the assets is insured. If before the Closing any of the assets of SCL is lost, damaged or destroyed and the loss, damage or destruction constitutes all or a substantial portion of the property or assets of SCL, then:

(a)	the Purchaser may terminate this Agreement by notice to the Vendor, as provided in Section 10.1; or

(b)	the Purchaser shall complete the transaction and the Purchaser may require the Vendor to reduce the Purchase Price by the amount of the replacement cost of the assets of SCL which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

8.3 Exclusive Dealings. During the Interim Period, the Vendor shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person, other than the Purchaser and its designated and authorized representatives, concerning any sale, transfer, assignment of the Shares or the assets or the merger or similar transaction involving SCL. The Vendor shall notify the Purchaser promptly if any such discussions or negotiations are sought or if any proposal for a sale, transfer or assignment of the Shares or the assets or the merger of SCL or similar transaction is received or being considered.

ARTICLE 9

DISPUTE RESOLUTION

9.1 Dispute Resolution. The Parties hereby agree that they will use reasonable best efforts to resolve any disputes arising out of this Agreement in a co-operative and expeditious manner. To this effect, following notice of any party to the other of a disagreement (which shall include any failure to agree upon a matter to be agreed upon) the parties hereto shall consult and negotiate with one another in good faith an understanding to reach a just and equitable solution. If those attempts fail after a period of ten (10) Business Days from the time the parties have been notified in writing of the disagreement, then every such disagreement shall be referred to arbitration in the English language in the City of Ottawa, Ontario to be held before one (1) arbitrator who is mutually agreed to by the parties, provided that, if the parties are unable to agree on an arbitrator within fifteen (15) days of receipt of the written notice, the arbitration shall be held before a panel of three (3) arbitrators. The seat of the arbitration shall be Ottawa, Ontario, the language of the arbitration shall be English and the law used in the arbitration shall be the laws of the Province of Ontario and the laws of Canada applicable therein.

9.2 Cost of Arbitration. Notwithstanding the failure of any party to participate in the arbitration proceedings, the arbitrator may proceed to make an award and the costs of the arbitration shall be borne equally by all participating parties to the arbitration.

9.3 Arbitration Award. The parties acknowledge and agree that the award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in a court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction. Except where clearly prevented by the issue in dispute, the parties agree to continue performing their respective obligations under this Agreement and the other related agreements entered into in connection with this Agreement while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

ARTICLE 10

TERMINATION

10.1 Grounds for Termination.

This Agreement may be terminated on or prior to the Closing Date:

(i)	by the mutual written agreement of the Vendor and the Purchaser;

(ii)	by written notice from the Purchaser to the Vendor as permitted in Section 4.2 or 8.2; or

(iii)	by written notice from the Vendor to the Purchaser as permitted in Section 4.4.

10.2 Effect of Termination. If this Agreement is terminated:

(i)	by the Vendor or by the Purchaser under Section 10.1, subject to Section 10.2(b), all further obligations of the Parties under this Agreement shall terminate, except for the obligations under Sections 8.1, 10.1 and 10.2, which shall survive such termination.

(ii)	by a Party under Section 10.1(b) or 10.1(c) and the right to terminate arose because of a breach of this Agreement by the other Party (including a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then, the other Party shall remain fully liable for any and all Damages sustained or incurred by the terminating Party directly or indirectly as a result thereof.

ARTICLE 11

GENERAL

11.1 Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

11.2 Further Assurances. Each of the parties hereto from time to time at the request and expense of any other party hereto and without further consideration, shall execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other party may require to more effectively complete any matter provided for herein.

11.3 Public Announcements. Except to the extent otherwise required by Applicable Law or with the prior consent of the other Party, neither Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement.

11.4 Payment of Taxes. Except as otherwise provided in this Agreement, the Purchaser shall pay all taxes applicable to, or resulting from transactions contemplated by this Agreement (other than taxes payable under applicable legislation by the Vendor) and any filing or recording fees payable in connection with the instruments of transfers provided for in this Agreement.

11.5 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the parties hereto and supersedes all prior agreements, negotiations and discussions, whether oral or written, including that letter of intent between the Parties dated on or about October 31, 2006. There are no oral representations or warranties among the parties hereto of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by all the parties hereto.

11.6 Non-Merger. Each party hereby agrees that all provisions of this Agreement, other than the conditions in Article 4 and the representations, warranties and covenants contained in Article 5 and the related indemnities in Sections 6.1 and 6.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections) shall forever survive the execution and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

11.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

11.8 Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

11.9 Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

11.10 Severability. Any covenant or provision hereof determined to be void or unenforceable in whole or in part shall not be deemed to affect or impair the validity of any other covenant or provision hereof and the covenants and provisions hereof are declared to be separate and distinct.

11.11 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally or (ii) sent by fax or other similar means of electronic communication, in each case to the applicable address set out on the execution page of this Agreement. Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

11.12 Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party hereto without the express written consent of the other parties hereto.

11.13 Time of Essence. Time shall be of the essence of this Agreement in all respects.

11.14 Counterparts and Facsimile. This Agreement may be executed by the parties in any number of separate counterparts each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties, provided, however that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

CONFIDENTIAL

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the date first written above.

SIMPLEX SOLUTIONS INC.

Per:	/s/ DANNY WEAVER
Name	DANNY WEAVER
Title	CEO

Address:

CAPITAL MARKET TECHNOLOGIES INC.

Per:
Name
Title

Address:

EXHIBIT A

SHARE TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to CAPITAL MARKETS TECHNOLOGIES INC.                      shares in the capital of SIMPLEX CONSULTING LIMITED. registered in the name of the undersigned.

Dated the             , 2008.

SIMPLEX SOLUTIONS INC.

By:
Name:
Title:

EXHIBIT B

VENDOR’S BRING-DOWN CERTIFICATE

TO:	CAPITAL MARKETS TECHNOLOGIES INC. (the “Purchaser”)

This certificate is given pursuant to Section 3.2(c) of the Share Purchase Agreement dated November 15, 2007 (the “Agreement”) between SIMPLEX SOLUTIONS INC. (the “Vendor”) and the Purchaser. Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Agreement.

I, •, the • of the Vendor, hereby certify, for and on behalf of the Vendor and without personal liability, as follows:

1.	All of the terms and conditions set out in the Agreement to be complied with or performed by the Vendor at or prior to Closing have been complied with or performed by the Vendor.

2.	All of the representations and warranties set out in Section 5.1 of the Agreement are true and correct in all respects as of the date hereof, with the same force and effect as if such representations and warranties were made on and as at the date hereof except to the extent that any of such representations and warranties are made as of a particular date, in which case I certify that they were true and correct as of that date.

Dated the •, 2008.

Name
Title

EXHIBIT C

PURCHASER’S BRING-DOWN CERTIFICATE

TO:	SIMPLEX SOLUTIONS INC. (the “Vendor”)

This certificate is given pursuant to Section 3.3(b) of the Share Purchase Agreement dated November 15, 2007 (the “Agreement”) between CAPITAL MARKETS TECHNOLOGIES INC. (the “Purchaser”) and the Vendor. Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Agreement.

I, •, the • of the Purchaser, hereby certify, for and on behalf of the Purchaser and without personal liability, as follows:

1.	All of the terms and conditions set out in the Agreement to be complied with or performed by the Purchaser at or prior to Closing have been complied with or performed by the Purchaser.

2.	All of the representations and warranties set out in Section 3.2 of the Agreement are true and correct in all respects as of the date hereof, with the same force and effect as if such representations and warranties were made on and as at the date hereof except to the extent that any of such representations and warranties are made as of a particular date, in which case I certify that they were true and correct as of that date.

Dated the •, 2008.

Name
Title

SCHEDULE 5.1(i)

Vendor Consents

1.	Approval of the shareholders of the Vendor.

2.	Consent of holders of convertible debentures of Vendor

SCHEDULE 5.1(j)

Vendor Regulatory Approvals

1.	Filing required documents with Canadian Trading and Quotation System Inc. (CNQ)

2.	Filing required pursuant to Securities Act (Ontario)

SCHEDULE 5.2(f)

Purchaser Consents

None

SCHEDULE 5.(g)

Purchaser Regulatory Approvals

None

2